Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
Each of the below listed subsidiaries is 100% directly owned by CSP Inc. except as otherwise indicated, and all are included in the consolidated financial statements.

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION/ ORGANIZATION
CSP Inc. Securities Corp. 175 Cabot Street, Suite 210 Lowell, MA 01854	Massachusetts
CSP Inc. Foreign Sales Corp., Ltd. 175 Cabot Street, Suite 210 Lowell, MA 01854	U.S. Virgin Islands
Modcomp, Inc (1). 1182 East Newport Center Drive Deerfield Beach, FL 33442	Florida

(1)	Modcomp has one subsidiaries operating in Europe